Press release issued by Aldila, Inc. on June 27, 2003

                                                                    EXHIBIT 99.2



Investor/Media Contacts
Robert J. Cierzan, Vice President, Finance
Mary Lou Coburn, Investor Relations
Aldila, Inc.    (858) 513-1801


FOR IMMEDIATE RELEASE


                 ALDILA ANNOUNCES SHARE REPURCHASE AUTHORIZATION

      POWAY, CA., June 27, 2003 - Aldila, Inc. (NASDAQ: NMS: ALDA) today announced that its Board of Directors authorized a stock repurchase program whereby shares of its common stock may be purchased, up to a total of $1.5 million as business conditions warrant. The stock may be repurchased on the open market and through privately negotiated transactions from time to time at management's discretion. The Company may discontinue this stock purchase program at any time.

      The Company had previously authorized the repurchase of up to 333,333 shares and under that same program, in which it purchased 206,267 shares from January 22, 2001 to December 18, 2001, at prices ranging from $2.64 to $5.93 per share. All share figures and prices have been adjusted for a one-for-three reverse stock split which was effective on June 3, 2002. This previous authorization has been superseded and rescinded.

About Aldila, Inc.

      Aldila manufactures high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom club makers. Aldila also manufactures hockey sticks and blades and provides the assembly operation, in addition to composite prepreg material for its golf shaft business and external sales. Externally, Aldila also manufactures carbon fiber for internal use through an ownership interest in Carbon Fiber Technology LLC, which it has announced a preliminary plan to divest.

Note:

      This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties including technical and competitive factors, which could cause the Company's result and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in the "Business Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Aldila, Inc.'s most recent Form 10-K filing with the Securities and Exchange Commission. Aldila, Inc. does not assume any obligation to update any forward-looking statements.

                                     # # # #